Exhibit 99.1
Dawson Geophysical to Present at Raymond James 27th Annual Institutional Investor’s Conference
MIDLAND, Texas, March 3, 2006/ PRNewswire/- Stephen Jumper, President and Chief Executive Officer of Dawson Geophysical Company (NASDAQ: DWSN) is scheduled to present at the Raymond James 27th Annual Institutional Investor’s Conference on Tuesday, March 7, beginning at 7:30 a.m. EDT. A live webcast of the presentation can be accessed at www.dawson3d.com and will be archived on the Company’s web site for 30 days.
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, dependence upon energy industry spending, the volatility of oil and gas prices, weather interruptions, the ability to obtain land access rights of way and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2005. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
For additional information, please contact:
L. Decker Dawson, Chairman of the Board of Directors
Stephen C. Jumper, President and Chief Executive Officer
Christina W. Hagan, Chief Financial Officer
1-800-332-9766